UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2024

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Agreements with Former Chief Financial Officer and Treasurer

On October 31, 2024 (the “Separation Date”), Kimi Iguchi and Sage Therapeutics, Inc. (the “Company”) entered into a separation agreement (the “Iguchi Separation Agreement”) providing for the resignation of Ms. Iguchi from her positions as the Chief Financial Officer and Treasurer of the Company and from any and all other positions she holds as an officer or employee of the Company or an officer, employee or director of any of its subsidiaries. As previously announced, Ms. Iguchi’s departure from the Company was part of the October 2024 reorganization of the Company’s business operations and reduction in the Company’s workforce (the “Reorganization”). The Iguchi Separation Agreement also includes a release of claims by Ms. Iguchi and non-solicitation, non-disclosure and non-disparagement obligations following the Separation Date.

Subject to the effectiveness of the release and compliance with such obligations, following the Separation Date, Ms. Iguchi is entitled in accordance with the Iguchi Separation Agreement to (i) the continuation of her base salary for twelve months following the Separation Date (the “Salary Continuation Period”), (ii) the payment of monthly premiums for healthcare coverage under COBRA to the same extent as if she had remained employed by the Company until the earlier of the end of the Salary Continuation Period and the date Ms. Iguchi becomes ineligible for the continuation of such coverage, and (iii) a bonus, equal to 50% of her bonus target for 2024, prorated for the time period between January 1, 2024 and the Separation Date.

On the Separation Date, the Company and Ms. Iguchi also entered into a Consulting Agreement (the “Iguchi Consulting Agreement”) pursuant to which Ms. Iguchi has agreed to provide the Company consulting services until March 31, 2025 (the “Consulting Period”), which period may be extended by mutual agreement between Ms. Iguchi and the Company. In consideration for her services during the Consulting Period, the Company has agreed to pay Ms. Iguchi an hourly rate for her services, subject to a specified aggregate cap. The Iguchi Consulting Agreement is terminable prior to the end of the Consulting Period by either party upon ten days’ prior written notice or upon a breach by the other party.

The Board of Directors of the Company (the “Board”) also approved an amendment to Ms. Iguchi’s outstanding option awards, restricted stock units and performance restricted stock unit awards to (a) provide that such options, restricted stock units, and performance restricted stock units shall continue to vest in accordance with their original terms for so long as Ms. Iguchi continues providing services to the Company as a consultant and (b) extend the period during which Ms. Iguchi may exercise any vested options to the later of (i) three months following the end of the Consulting Period and (ii) October 31, 2025, provided that no option may be exercised after its original expiration date.

The foregoing descriptions of the Iguchi Separation Agreement and Iguchi Consulting Agreement are qualified in their entirety by the full text of the Iguchi Separation Agreement and the Iguchi Consulting Agreement, respectively, copies of which are anticipated to be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Separation Agreement with Former General Counsel and Secretary

On the Separation Date, Anne Marie Cook and the Company entered into a separation agreement (the “Cook Separation Agreement”) providing for the resignation of Ms. Cook from her positions as Senior Vice President, General Counsel and Secretary of the Company and from any and all other positions she holds as an officer or employee of the Company or an officer, employee or director of any of its subsidiaries. As previously announced, Ms. Cook’s departure from the Company was also part of the Reorganization. The Cook Separation Agreement also includes a release of claims by Ms. Cook and non-solicitation, non-disclosure and non-disparagement obligations following the Separation Date.

Subject to the effectiveness of the release and compliance with such obligations, following the Separation Date, Ms. Cook is entitled in accordance with the Cook Separation Agreement to (i) the continuation of her base salary during the Salary Continuation Period, (ii) the payment of monthly premiums for healthcare coverage under COBRA to the same extent as if she had remained employed by the Company until the earlier of the end of the Salary Continuation Period and the date Ms. Cook becomes ineligible for the continuation of such coverage, and (iii) a bonus, equal to 50% of her bonus target for 2024, prorated for the time period between January 1, 2024 and the Separation Date. The Board also approved an amendment to Ms. Cook’s outstanding option awards to extend the period during which Ms. Cook may exercise any vested options from three months following the Separation Date to October 31, 2025, provided that no option may be exercised after its original expiration date.

The foregoing description of the Cook Separation Agreement is qualified in its entirety by the full text of the Cook Separation Agreement, a copy of which is anticipated to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2024		SAGE THERAPEUTICS, INC.

	By:	/s/ Gregory Shiferman
Gregory Shiferman
Senior Vice President, General Counsel